EXHIBIT 5.1

1700 Farnam Street
Suite 1500
Omaha, NE 68102-2068
Tel: 402.344.0500
Fax: 402.344.0588
www.bairdholm.com

May 9, 2023

Werner Enterprises, Inc.

14507 Frontier Road

Omaha, Nebraska 68138

Re	Post-Effective Amendment to Prior Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Werner Enterprises, Inc., a Nebraska corporation (the “Company”) with respect to certain legal matters in connection with the preparation and filing of the Company’s Post-Effective Amendment No. 3 to a Registration Statement on Form S-8 (File No. 33-15894), as amended by Post-Effective Amendment No. 1 to Form S-8 filed on August 7, 1987 and Post-Effective Amendment No. 2 to Form S-8 filed on November 2, 1987 (collectively, the “1987 Form S-8”), the Post-Effective Amendment No. 1 to a Registration Statement on Form S-8 (File No. 333-103467) (the “2003 Form S-8”), and the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-117896) (the “2004 Form S-8”; together with the 1987 Form S-8 and 2003 Form S-8, the “Prior Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof. Each of the Post-Effective Amendments filed on the date hereof are collectively referred to herein as the “Post-Effective Amendment”.

On July 16, 1987, the Company filed the 1987 Form S-8 with the Commission for the purpose of registering 5,416,667 shares of the Company’s Common Stock, $0.01 par value (“Common Stock”), issuable to participants under the Company’s Stock Option Plan. On February 26, 2003, the Company filed the 2003 Form S-8 with the Commission for the purpose of registering 9,166,667 shares of Common Stock issuable to participants under the Company’s Amended and Restated Stock Option Plan.

On August 3, 2004, the Company filed the 2004 Form S-8 with the Commission for the purpose of registering 5,416,666 shares of Common Stock. The 2004 Form S-8 registered shares of the Company’s Common Stock to be issued upon exercise or vesting of performance share units, restricted stock, restricted share units, incentive stock options, nonqualified stock options, stock appreciation rights and non-employee director stock grants granted to employees and non-employee directors of the Company pursuant to the Company’s 2013 Amended and Restated Equity Plan (the “2013 Plan”).

On March 16, 2023, the Board of Directors of the Company approved the adoption of the Company’s 2023 Long-Term Incentive Plan (the “2023 Plan”), subject to approval by the Company’s shareholders. The Company’s shareholders approved the 2023 Plan at the Company’s annual meeting of shareholders on May 9, 2023 (the effective date of the 2023 Plan).

Under the terms of the 2023 Plan, the maximum number of shares of Common Stock that may be awarded is 4,000,000 shares plus after December 31, 2022, if any shares subject to awards granted under the 2013 Plan are forfeited, or if an award under the 2013 Plan expires or is settled for cash, or if shares are tendered or withheld for taxes related to a full value award under the 2013 Plan (collectively, the “Carryover Shares”), then in each such case, such Carryover Shares shall, to the extent of such forfeiture, expiration or cash settlement or tax withholding, be added to the shares of Common Stock available for awards under the 2023 Plan. The Carryover Shares remain registered on the Prior Registration Statements.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Post-Effective Amendment, Prior Registration Statements or the prospectus referenced therein, other than as expressly stated herein relating to the Carryover Shares.

Werner Enterprises, Inc.

May 9, 2023

For purposes of this opinion letter, we have examined and relied upon copies of certificates, corporate records, agreements, instruments and documents as we have deemed appropriate as a basis for our opinion, including (i) the Company’s Restated Articles of Incorporation, as amended from time to time, (ii) the Company’s Revised and Restated By-Laws, as amended from time to time, (iii) certain resolutions of the Board of Directors of the Company related to the approval of the 2023 Plan, (iv) the 2013 Plan and 2023 Plan, (v) the Prior Registration Statements, and (vi) a certificate executed by an officer of the Company dated as of the date hereof. In our examination of such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Model Business Corporation Act of the State of Nebraska, and we express no opinion with respect to any other laws or regulations.

In rendering the opinion set forth below, we have assumed that, at the time of the issuance of the Carryover Shares pursuant to the terms of the 2023 Plan, (i) the resolutions of the Board of Directors referred to above will not have been modified or rescinded, (ii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or fully paid status of the Common Stock, and (iii) the Company will receive consideration for the issuance of the Carryover Shares as required by the 2023 Plan.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that upon the issuance of the Carryover Shares in accordance with the terms of the 2023 Plan, the Carryover Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rule and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. This opinion letter has been issued solely for the benefit of and may be relied upon only by the Company, and no other party or entity shall be entitled to rely hereon without the express written consent of this firm. Without our prior written consent, this opinion letter may not be quoted, in whole or in part, or otherwise referred to in any document or report and may not be furnished to any person or entity, except as may be required by applicable law.

Very truly yours,

/S/ BAIRD HOLM LLP